CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2022, relating to the financial statements and financial highlights of Absolute Core Strategy ETF (the “Fund”), a series of Unified Series Trust, for the year ended March 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

July 28, 2022